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                                                                   EXHIBIT 23.6

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Registration Statement of American Radio Systems, Corporation on Form S-4 of our report, dated April 16, 1996 (except for Note 18 as to which the date is July 3, 1996), on the financial statements of Henry Broadcasting Company--Special Financial Statement Presentation, as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, appearing in the Current Report on Form 8-K/A of American Radio Systems Corporation dated September 16, 1996 and to the reference to us under the heading "Experts" in this Prospectus, which is part of this Registration Statement.

                                          /s/ Miller, Kaplan, Arase & Co.
                                          Miller, Kaplan, Arase & Co.

North Hollywood, California
October 29, 1996